EXHIBIT 10.31

FOURTH AMENDMENT

TO

EMPLOYMENT AGREEMENT

WHEREAS, Wheelabrator Technologies, Inc., an indirect subsidiary of Waste Management, Inc., and Mark A. Weidman (“Executive”) have made and entered into an Employment Agreement (the “Employment Agreement”) dated May 11, 2006, as amended by the First, Second, and Third Amendments to the Employment Agreement;

WHEREAS, both the Company and Executive desire to amend the Employment Agreement to reflect certain provisions set forth below;

NOW, THEREFORE, the Employment Agreement is amended in the following respects:

1. Employment Agreement Dated May 11, 2006. The Company and Executive acknowledge and represent that the Employment Agreement and the First, Second, and Third Amendments thereto are hereby ratified, affirmed, and amended as set forth herein. WMI shall be and is a party to the Employment Agreement (not in the capacity of employer but solely as set forth in the Employment Agreement as amended and below, and in order for WMI to have power and authority to enforce the provisions of the Employment Agreement, as amended). Capitalized terms herein shall have the same meaning ascribed in the Employment Agreement unless defined herein.

2. The following Section 4(i) is added to the Employment Agreement:

(i) Resignation in Good Order. In the event Executive remains employed under the terms of the Employment Agreement through July 1, 2014, and a Domestic Sale is not consummated on or before June 30, 2014, the following provisions of this Section 4(i) shall apply.

(i)	“Resignation in Good Order” shall mean Executive’s resignation of employment by written notice (“Notice of Voluntary Termination”) given to WMI’s Chief Executive Officer or President at least ninety (90) days before the effective date of resignation that is proposed by Executive; provided however, that the date of resignation proposed by Executive shall be a date occurring after July 1, 2014, and on or before June 30, 2015.

(ii)	For purposes of this Section 4(i), the “Effective Date of Voluntary Resignation” shall be the earlier of the date proposed by Executive in the Notice of Voluntary Termination or the date determined in the sole discretion of the Company.

(iii)	In the event Executive’s employment is terminated by Resignation in Good Order under this Section 4(i), the compensation provisions of Section 6(g) shall apply in lieu of Section 6(d) and/or in lieu of Section 7 if such sections would otherwise be applicable. In no event shall a resignation or termination of employment by the Executive following a Resignation in Good Order (but prior to the Effective Date of Voluntary Resignation) be a considered a resignation or termination by Executive that qualifies Executive for compensation under the provisions of Section 6(e) or Section 7.

(iv)	Notwithstanding any other provision of the Employment Agreement, letter of interpretation, or any other document to the contrary (including but not limited to that letter dated October 8, 2012 signed by David Steiner and Mark Weidman), in no event shall a resignation or termination of employment by the Executive on or before July 1, 2015, other than as set forth in this 4(i), be a considered a resignation or termination by Executive that qualifies Executive for compensation under the provisions of Section 6(e) or Section 7.

3. The following Section 6(g) is added to the Employment Agreement:

(g) Termination by Executive after Sale Stay Period. In the event Executive’s employment is terminated pursuant to Section 4(i) by Resignation in Good Order, the Company shall pay the following amounts to Executive. To the extent the following payments to be made during the first six-month period following Executive’s termination of employment would subject Executive to interest or penalties under Code Section 409A, then such payments shall be withheld by the Company and the amount of the payments withheld will be paid by the Company in a lump sum, without interest, on the date that is six (6) months and one (1) day after Executive’s termination. Continued medical benefits under Section 6(g)(iv) are intended to satisfy the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

(i)	Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Employment Agreement, any vacation accrued to the date of termination, and any earned but unpaid bonuses for any prior calendar year.

(ii)	Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) herof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(iii)	Subject to Executive’s execution of the Release (as defined in Section 7), an amount of $700,000 of which $350,000 shall be paid in a lump sum on the date that is six (6) months and one (1) day after Executive’s termination (“409A Delayed Pay Date”), and of which the remaining $350,000 shall be paid over the 18 months following the 409A Delayed Pay Date in the same manner and timing as Base Salary would have been paid if Executive had remained in active employment until the end of such period.

(iv)	Subject to the Executive’s execution of the Release (as defined in Section 7), the Company at its expense will continue for Executive and Executive’s spouse and dependents, all health benefit plans, programs or arrangements, whether group or individual, disability, and other benefit plans, in which Executive was entitled to participate at any time during the twelve month period prior to the date of termination, until the earliest to occur of (A) two years after the date of termination; (B) Executive’s death (provided that benefits provided to Executive’s spouse and dependents shall not terminate upon Executive’s death); or (C) with respect to any particular plan, program or arrangement, the date Executive becomes eligible to participate in a comparable benefit provided by a subsequent employer. In the event that Executive’s continued participation in any such Company plan, program, or arrangement is prohibited, the Company will arrange to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive under such plan, program or arrangement, for such period on a basis which provides Executive with no additional after tax cost.

(v)	Subject to Executive’s execution of the Release (as defined in Section 7), Executive shall be eligible for a bonus or incentive compensation payment, at the same time, on the same basis, and to the same extent payments are to made to senior executives of the Company, pro-rated for the fiscal year in which the Executive is terminated.

4. The following clause shall be added after the phrase “termination of employment pursuant to Section 5(e)” in the first sentence of Section 7(b)(vi):

“, Section 4(i).”

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed on, and effective as of, this 23rd day of December, 2013.

/s/ Mark W. Weidman Mark A. Weidman (“Executive”)	WHEELABRATOR TECHNOLOGIES, INC. (the “Company”)

	By:	/s/ Courtney A. Tippy
Courtney A. Tippy
Assistant Secretary

WASTE MANAGEMENT, INC.

	By:	/s/ David P. Steiner

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